Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen New York Quality Income
Municipal Fund, Inc.
33-43178
811-6424

A special meeting of the shareholders
of the Nuveen New York  Quality
Income Municipal Fund, Inc. was
held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
21,604,787 and
the number of negative votes:
 216,483

Proxy materials are herein
 incorporated by reference
to the SEC filing on June 20, 2005,
 under
Conformed Submission Type DEF
 14A, accession
number 0000950137-05-007562.